McMoRan Exploration Co. Reports First-Quarter 2003 Results

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Shallow-water, deep-gas discovery at Mound Point Offset prospect

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First production from JB Mountain well expected mid year 2003

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Hurricane ( JB Mountain Intermediate) exploration well to spud by mid-year 2003

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JB Mountain Offset well to spud by mid-year 2003

HIGHLIGHTS

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First-quarter 2003 net income of $18.4 million, $1.13 per share, including $22.2 million, $1.36 per share, cumulative effect gain of a change in accounting principle.

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The Mound Point Offset prospect, Louisiana State Lease 340, commenced drilling in February 2003 and has been drilled to 17,865 feet.  Resistivity measurements from a log-while-drilling (LWD) tool indicate significant intervals of potential hydrocarbon pay.  The planned total depth of the well is 19,000 feet.

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Development progresses at JB Mountain prospect, South Marsh Island Block 223, where previously announced discovery has the potential to produce over 60 million cubic feet of gas and 4,900 barrels of condensate per day (90 Mmcfe/d).

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The Hurricane (JB Mountain Intermediate) prospect, South Marsh Island Block 217, exploratory well is expected to spud by mid-year 2003.

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The JB Mountain Offset prospect, South Marsh Island Block 223, well is expected to spud by mid-year 2003.

Summary Financial Table	First Quarter
	2003	2002
	(In thousands, except per share amounts)
Revenues	$4,764	$13,586
Operating income (loss)	(2,275)	24,536
Income (loss) from continuing operations	(2,243)	24,031
Income (loss) from discontinued operations	(1,034)	8
Cumulative effect adjustment [a]	22,162	-
Net income applicable to common stock	18,432	24,039
Diluted net income (loss) per share:
Continuing operations	$(0.17)	$1.51
Discontinued operations	(0.06)	-
Cumulative effect adjustment	1.36	-
Applicable to common stock	1.13	1.51
Diluted average shares outstanding[b]	16,242	15,916

a.

First-quarter 2003 cumulative effect adjustment reflects adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

b.

With respect to the 2003 period, the diluted net income (loss) per share calculation excludes the assumed conversion of 1.4 million shares of 5% convertible preferred stock into 7.1 million common shares of McMoRan common stock and of 1.74 million stock warrants into 1.74 million shares of McMoRan common stock.  These items were excluded considering McMoRan's loss from continuing operations, which made the assumed conversion of these instruments anti-dilutive.

NEW ORLEANS, LA, April 22, 2003 – McMoRan Exploration Co. (NYSE:MMR) today reported net income of $18.4 million, $1.13 per share, for the first quarter of 2003 compared with net income of $24.0 million, $1.51 per share, for the first quarter of 2002.  McMoRan's net loss from its continuing oil and gas operations totaled $2.2 million during the first quarter of 2003, which includes $1.0 million of nonproductive exploratory well costs primarily associated with the Garden Banks Block 228 (Cyprus prospect) well.  During the first quarter of 2002, McMoRan's continuing oil and gas operations resulted in net income of $24.0 million, which included a gain of $29.2 million, $1.83 per share, associated with the sale of certain interests in three oil and gas properties in February 2002.

In accordance with generally accepted accounting principles, McMoRan has adopted Statement of Financial Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” requiring it to record the fair value of its asset retirement obligations using a prescribed methodology that requires McMoRan to consider assumptions about future inflation rates, interest rates used to discount the obligation to present value and market risk premiums.  The fair value of McMoRan's asset retirement obligations and related asset costs determined pursuant to SFAS No. 143 were less than amounts previously accrued and as a result, McMoRan's first-quarter 2003 earnings include a one-time $22.2 million gain, $1.36 per share, reflecting the cumulative effect of the change in accounting principle.  Approximately $19.4 million, $1.20 per share, of the gain was associated with McMoRan's closed sulphur facilities, with the remainder related to its oil and gas operations.

DRILLING UPDATE:

As previously announced, the South Marsh Island Block 223 (JB Mountain prospect) exploratory well was drilled to a measured depth of approximately 22,000 feet and was evaluated with wireline logs, which indicated significant intervals of hydrocarbon pay.  A production test conducted in March indicated a flow rate of 14.25 million cubic feet of gas per day, 1,056 barrels of condensate per day, and no barrels of water on a 14/64ths choke.  Flowing tubing pressure was approximately 13,300 pounds per square inch at the end of the test period.  The flow test of this well was limited by the testing equipment as to the rate at which it could be flowed.  Further engineering analysis indicates the well has a potential of producing over 60 million cubic feet of gas per day and 4,900 barrels of condensate, approximately 90 million cubic feet equivalent per day (Mmcfe/d).  Initial production is expected in mid-year 2003.  Initial production rates from the well will be limited until additional facilities are installed.

Drilling of the Louisiana State Lease 340 (Mound Point Offset) well commenced during February 2003.  The Mound Point Offset well has been drilled to 17,865 feet, and operations are proceeding with a planned total depth of 19,000 feet.  Resistivity measurements from a log-while-drilling (LWD) tool indicate significant intervals of potential hydrocarbon pay.  The resistivity measurements in the Mound Point Offset well are located in shallower zones than where production was obtained from McMoRan's previous Mound Point discovery well.

As previously reported, the Mound Point Offset well is located six miles northeast of the previously announced JB Mountain discovery and approximately one mile from McMoRan's Mound Point #2 well, which encountered hydrocarbons and flowed at various rates from 10 to 20 million cubic feet per day during January 2002 before mechanical problems required it to be shut-in and temporarily abandoned.

The positive results from exploratory drilling at the Mound Point Offset prospect, coupled with the previously announced discovery at the JB Mountain prospect, are confirming McMoRan's exploration concepts involving the potential for significant hydrocarbon accumulation in large structures at depth in the shallow waters of the Gulf of Mexico.  McMoRan will continue to pursue its exploration prospects in the deep shelf gas play through the large acreage position included in its program in the OCS Lease 310 and the Louisiana State Lease 340 area and through its large exploration acreage position throughout the shelf area of the Gulf of Mexico.

The JB Mountain and Mound Point deep-gas prospects are located in water depths of 10-feet in an area where McMoRan is a participant in an exploration program that controls an approximate 80,000-acre exploratory position including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect.  The program currently holds a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan's interests in four prospects, including the JB Mountain and Mound Point Offset prospects, and will own all of the program's interests until the program's aggregate production from the four prospects totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program's net revenue interest, at which point 50 percent of the program's interests would revert to McMoRan. Under the terms of this program all exploration and development costs associated with the program's interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan's potential reversion occurs.

The program is planning two additional near term wells in the OCS 310 and Louisiana State Lease 340 area. McMoRan expects the Hurricane (JB Mountain Intermediate) exploration prospect at South Marsh Island Block 217 to spud by mid-year 2003.  In addition, drilling plans for the JB Mountain Offset well are currently being finalized, with an anticipated mid-year 2003 commencement date for drilling.

McMoRan's current exploration acreage position consists of approximately 365,000 gross acres, including approximately 100,000 gross acres in the program.  Over the past two years, McMoRan's exploration team has undertaken an intensive process to evaluate its substantial acreage position from a technical standpoint and this evaluation has resulted in the identification of over 20 prospects, including deep exploration targets for natural gas accumulations in the shallow waters of the Gulf of Mexico near existing production infrastructure. McMoRan is currently evaluating financing alternatives to provide funding for these prospects either through industry farm-outs or other financing.

James R. Moffett, Co-Chairman of McMoRan, said, “We are highly enthusiastic about the shallow-water, deep-gas discoveries at JB Mountain and Mound Point and the potential for a significant deep hydrocarbon complex in the OCS 310 and Louisiana State Lease 340 area where over 6 trillion cubic feet equivalent of natural gas has been produced in the shallow reservoirs.  We look forward to the results of our ongoing drilling activities in this highly prospective area.  The success of our drilling activities enhances the value of this acreage position and our prospects where a number of high potential, deep gas plays have been identified.”

JOINT VENTURE ACTIVITIES:

As previously reported, a newly formed joint venture, K-Mc Venture I LLC (K Mc I), acquired McMoRan's Main Pass 299 oil facilities in December 2002.  McMoRan manages the venture and owns one-third and K1 USA Energy Production Corporation owns two-thirds.  McMoRan accounts for its interest in the venture using the equity method of accounting.  Main Pass oil production averaged 3,500 barrels per day in the first quarter of 2003 and average realized prices were $29.12 per barrel.

K-Mc I also has rights to acquire certain additional facilities at Main Pass 299 and is jointly pursuing with McMoRan new business activities using the site's existing infrastructure.  The Main Pass facility is suited for a variety of applications, including the use of its massive salt dome for storage of natural gas and other hydrocarbons.  Design work for an offshore port and oil and gas storage facility is under way, and permitting for this use and for nonhazardous waste disposal is in progress.

In addition, McMoRan and K-Mc I are jointly participating in drilling the Main Pass Block 97 No. 1 well (Shiner prospect).  K-Mc I is providing funding for the program's 50 percent share of the well and development costs and has a 33.3 percent working interest.  In addition to its one-third equity interest in K-Mc I, McMoRan has retained a 16.7 percent working interest and a 12 percent net revenue interest in the well. The well has been drilled to 9,167 feet and has a planned depth of 9,700 feet.  The operator is running wireline logs.

REVENUES/PRODUCTION:

McMoRan's first-quarter 2003 oil and gas revenues totaled $4.8 million, compared to $13.6 million during the first quarter of 2002.  McMoRan's first-quarter 2003 production averaged approximately 8 Mmcfe/d.  McMoRan's first-quarter 2003 production rates were affected by remedial activities at two properties and premature depletion of a producing zone at a third property.  McMoRan expects its average net production rates for the remainder of 2003 to approximate 7 Mmcfe/d.  During the first quarter of 2003, McMoRan's sales volumes totaled 0.6 billion cubic feet of gas (“Bcf”) and 18,300 barrels of oil compared with 2.8 Bcf of gas and 0.4 million barrels of oil during the first quarter of 2002, including 0.3 million barrels from Main Pass 299. The decrease in gas sales volumes in the comparable periods primarily reflects the disposition of the three oil and gas properties sold in February 2002 and normal depletion of producing wells. The decrease in oil sales volumes reflects the sale of the Main Pass oil operations and the sale of the three oil and gas properties in February 2002.  The Main Pass 299 oil operations were sold in December 2002 to K-Mc I, in which McMoRan owns a one-third interest.

 McMoRan's oil and gas revenues during the first quarter of 2003 benefited from higher average realizations than those received during the first quarter of 2002.  McMoRan's first-quarter comparable average realizations for gas averaged $6.55 per thousand cubic feet (Mcf) in 2003 and $2.43 per Mcf in 2002; for oil, excluding Main Pass, $34.68 per barrel in 2003 and $20.82 per barrel in 2002; and for oil from Main Pass, $24.09 in 2003 and $18.05 per barrel in 2002.

DISCONTINUED SULPHUR OPERATIONS:

McMoRan's discontinued operations resulted in a net loss of $1.0 million during the first quarter of 2003, including retiree-related costs associated with former sulphur employees, costs related to our joint venture transactions, and caretaking costs of the closed sulphur facilities.  McMoRan's discontinued sulphur operations resulted in break-even results during the first quarter of 2002.  The Phase I reclamation activities at Main Pass 299, which are being funded with $13 million of proceeds associated with the sale of Main Pass 299 Oil to K-Mc, are approximately 60 percent complete and are expected to be fully completed by mid-2003.

FINANCIAL POSITION:

At March 31, 2003, McMoRan had no debt, positive working capital and $9.7 million in unrestricted cash.  As previously reported and discussed above, McMoRan has arranged for the funding of the drilling and development costs on approximately 80,000 acres of OCS 310 and Louisiana State Lease 340 where McMoRan's JB Mountain and Mound Point prospects are located.  McMoRan is currently evaluating alternatives to provide additional funding for drilling outside its current farm-out arrangements.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated production rates and revenues.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in McMoRan's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the first-quarter 2003 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, May 23, 2003.

McMoRan EXPLORATION CO.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues	$4,764	$13,586
Costs and expenses:
Production and delivery costs	1,611	6,418
Depletion, depreciation and amortization	1,802	6,705
Exploration expenses	1,795	3,403
General and administrative expenses	1,831	1,722
Gain on disposition of oil and gas properties[a]	-	(29,198)
Total costs and expenses	7,039	(10,950)
Operating income (loss)	(2,275)	24,536
Interest expense	(2)	(521)
Other income, net	35	23
Provision for income taxes	(1)	(7)
Income (loss) from continuing operations	(2,243)	24,031
Income (loss) from discontinued operations	(1,034)	8
Net income (loss) before cumulative effect of change in accounting principle	(3,277)	24,039
Cumulative effect of change in accounting principle	22,162	-
Net income	18,885	24,039
Preferred dividends and amortization of convertible preferred stock issuance costs	(453)	-
Net income applicable to common stock	$18,432	$24,039

Basic and Diluted net income (loss) per share of common stock:
Continuing operations	$ (0.17)	$ 1.51
Discontinued operations	(0.06)	-
Before cumulative effect of change in accounting principle	(0.23)	1.51
Cumulative effect of change in accounting principle	1.36	-
Net income per share of common stock	$ 1.13	$ 1.51

Basic and diluted average shares outstanding [b]	16,242	15,916

  Amount during the first quarter of 2002 reflects the $29.2 million gain on three oil and gas properties sold in February 2002.

  With respect to the 2003 period, diluted earnings per share calculation excludes the assumed conversion of 1.4 million shares of McMoRan's 5% convertible preferred stock issued in June 2002 into 7.1 million shares of MMR common stock and of 1.74 million stock warrants (issued in December 2002) into 1.74 million shares of MMR common stock. These items were excluded considering McMoRan's loss from continuing operations, which made the assumed conversion of these instruments anti-dilutive.

McMoRan EXPLORATION CO.

OPERATING DATA (Unaudited)

	Three Months Ended
	March 31,
	2003	2002
Sales volumes:
Gas (thousand cubic feet, or Mcf)[a]	579,800	2,774,200
Oil, excluding Main Pass (barrels)[b]	14,100	58,500
Oil from Main Pass (barrels)[c]	4,200	290,500
Plant products (equivalent barrels)[d]	6,100	7,900
Average realizations:
Gas (per Mcf)	$ 6.55	$ 2.43
Oil, excluding Main Pass (per barrel)	34.68	20.82
Oil from Main Pass (per barrel)	24.09	18.05

  Sales volumes include 856,000 Mcf of gas during the first quarter of 2002 associated with oil and gas properties sold in February 2002.

  Sales volumes include 18,500 barrels of oil during the first quarter of 2002 associated with the oil and gas properties sold in February 2002.

  The K-Mc I Joint Venture acquired the Main Pass oil operations in December 2002.  Amount in 2003 reflects the sale of the remaining Main Pass product inventory.

  Results include approximately $0.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2003 and 2002.

McMoRan EXPLORATION  CO.

CONDENSED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2003	2002
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations	$9,406	$12,907
Discontinued operations, $0.9 million restricted	1,254	2,316
Accounts receivable	9,746	13,645
Inventories	-	120
Prepaid expenses	781	791
Current assets from discontinued operations, excluding cash	796	449
Total current assets	21,983	30,228
Property, plant and equipment, net	39,515	37,895
Sulphur business assets, net	355	355
Other assets, including restricted cash of $3.5 million	3,907	3,970
Total assets	$65,760	$72,448

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$5,078	$5,246
Accrued liabilities	2,483	5,092
Current portion of accrued oil and gas reclamation costs	853	878
Current portion of accrued sulphur reclamation cost[a]	6,300	8,126
Current liabilities from discontinued operations	4,900	5,481
Other	-	328
Total current liabilities	19,614	25,151
Accrued sulphur reclamation costs[b]	11,128	30,421
Accrued oil and gas reclamation costs	7,139	7,116
Contractual postretirement obligation	21,387	21,564
Other long-term liabilities	18,560	18,854
Mandatorily redeemable convertible preferred stock	32,736	33,773
Stockholders' deficit	(44,804)	(64,431)
Total liabilities and stockholders' deficit	$65,760	$72,448

  Represents the remaining costs to dismantle and remove certain Main Pass sulphur structures that are not essential to the contemplated future alternative business opportunities at Main Pass (Phase I).  These costs are being funded with the proceeds received from the formation of the K-Mc I Joint Venture.

  Decrease reflects the adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" effective January 1, 2003.  This accounting standard requires that all asset retirement obligations be calculated based on a prescribed methodology that considers assumptions about future inflation rates, interest rates used to discount the obligation to present value and market risk premiums.   Because obligations calculated using this methodology for the Main Pass Phase II, Grand Ecaille, and Port Sulphur reclamation obligations were less than amounts previously accrued, the recorded obligations were reduced by $19.4 million on January 1, 2003.  Interest accretion charges will be reflected after January 1, 2003 to increase the liability to what is expected to be paid upon ultimate reclamation of the facilities.

 McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$18,885	$24,039
Adjustments to reconcile net income to net cash used in operating activities:
(Income) loss from discontinued operations	1,034	(8)
Depreciation and amortization	1,802	6,704
Exploration drilling and related expenditures	986	1,123
Gain on disposition of oil and gas properties	-	(29,198)
Cumulative effect of change in accounting principle	(22,162)	-
Change in assets and liabilities:
Reclamation and mine shutdown expenditures	-	-
Other	(92)	(1,455)
(Increase) decrease in working capital:
Accounts receivable	4,945	1,922
Accounts payable and accrued liabilities	(5,104)	1,577
Inventories and prepaid expenses	131	316
Net cash provided by continuing operations	425	5,020
Net cash (used in) provided by discontinued operations	(3,362)	450
Net cash (used in) provided by operating activities	(2,937)	5,470

Cash flow from investing activities:
Exploration, development and other capital expenditures	(1,328)	(8,822)
Proceeds from disposition of oil and gas properties	-	60,000
Net cash (used in) provided by continuing operations	(1,328)	51,178
N Net cash provided by discontinued operations	-	650
N Net cash (used in) provided by investing activities	(1,328)	51,828

Cash flow from financing activities:
Repayment of oil and gas credit facility	-	(49,657)
Dividends paid on convertible preferred stock	(425)	-
Other	127	59
Net cash used in continuing operations	(298)	(49,598)
Net cash provided by discontinued operations	-	1,000
Net cash used in financing activities	(298)	(48,598)
Net increase (decrease) in cash and cash equivalents	(4,563)	8,700
Net increase in restricted cash of discontinued operations	(5)	-
Net increase (decrease) in unrestricted cash and cash equivalents	(4,568)	8,700
Cash and cash equivalents at beginning of year	14,282	500
Cash and cash equivalents at end of period	$9,714	$9,200